Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces New Independent Director

New York, NY (July 16, 2018) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (the “Company”) today announced that the Board has elected Elizabeth Harrison, CEO and Principal of Harrison & Shriftman, to serve as an independent director on the Board, effective July 10, 2018.

Ms. Harrison is filling a vacancy on the Board as a result of the resignation of Gary T. Kachadurian, a member of the Company’s Board of Directors since 2014. Mr. Kachadurian has notified the Board of his decision not to stand for re-election, and resigned as a director effective July 10, 2018. Mr. Kachadurian’s decision to resign arose from ongoing discussions with the Company in support of the Board’s initiative to increase its independence and diversity. Mr. Kachadurian will remain as an advisor to the Company.

With these changes, the Board is comprised of five directors, four of whom are independent. Ms. Harrison has also been appointed to the Board’s Compensation Committee and its Nominating and Corporate Governance Committee.

Ms. Harrison brings over 23 years of branding and marketing experience to the BRG Board. Ms. Harrison serves as the CEO and Principal of Harrison & Shriftman (“H&S”), a full-service marketing, branding and public relations agency with offices in New York, Miami and Los Angeles, which she co-founded in 1995. In 2003, Ms. Harrison organized the sale of H&S to Omnicom Group, a leading global marketing and corporate communications company, and continued to serve as CEO where she is responsible for operations and strategic development, while overseeing communications, partnerships and marketing for clients that include real estate developers, luxury hotel properties and travel technology companies on a global level.

“We are pleased to welcome Elizabeth Harrison to the Board of BRG,” said Ramin Kamfar, the Company’s Chairman and Chief Executive Officer. “Consistent with our ongoing efforts to strengthen the composition of our Board and increase its independence, the Nominating and Corporate Governance Committee conducted a broad search to identify qualified, talented director candidates who could provide diversity of talents and experiences to our Board. Elizabeth brings an extensive leadership and entrepreneurial background and an independent perspective that will further strengthen and diversify our Board.”

“On behalf of the Board and the Company’s management team, I want to express our sincere thanks to Gary for his invaluable leadership. Gary has been an exceptional Board member and has made tremendous contributions to BRG during his years of service,” continued Mr. Kamfar. “We are pleased that Gary will remain involved with the Company in an advisory capacity.”

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through Core+ improvements to properties and to operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit our website at: www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2018, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact
Investors:

(888) 558.1031

investor.relations@bluerockre.com

Media:
Josh Hoffman
(208) 475.2380
jhoffman@bluerockre.com

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